Exhibit 10.6

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

First Amendment, dated as of November 13, 2009 (the “Amendment”), to the Territorial Savings Bank Employment Agreement, dated as of October 29, 2008 (the “Employment Agreement”), by and between Territorial Savings Bank, located at 1132 Bishop Street, 22nd Floor, Honolulu, Hawaii 96813 (the “Bank”), and Vernon Hirata (the “Executive”). Capitalized terms which are not defined herein shall have the same meaning as set forth in the Employment Agreement.

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Employment Agreement to make certain changes; and

WHEREAS, Section 12 of the Employment Agreement provides that the parties hereto may amend the Employment Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Bank and the Executive hereby agree as follows:

1. New Section 5(e) of the Employment Agreement. Section 5(e) of the Employment Agreement is hereby added to read in its entirety as follows:

“(e) Financial Planning. Executive shall be entitled to use the services of a tax professional and a personal financial planning professional (which may be the same person or entity for both services (the “Tax Service Professional”) of his choosing) and seek reimbursement by the Bank for the reasonable cost of such Tax Service Professional actually incurred by the Executive. The services to be provided shall include (i) the preparation of all required federal, state and local personal income tax returns, (ii) advice with respect to federal, state and local income tax treatment of cash and other forms of compensation paid to the Executive by the Bank and (iii) investment and retirement counseling and estate planning. Notwithstanding the foregoing, the annual cost to the Bank of such services shall not exceed $5,000 (the “Annual Cost”). Reimbursement of the Annual Cost shall be paid promptly by the Bank and in any event no later than March 15 of the year immediately following the year in which the Annual Cost was incurred. The Annual Cost shall be reviewed annually by the Compensation Committee of the Bank and, if increased, shall be reflected in an addendum hereto.”

2. Amendment to Section 6 of the Employment Agreement. The second sentence in Section 6 of the Plan is hereby amended and restated to read in its entirety as follows:

“Commencing on February 1, 2010 and continuing on February 1st of each year thereafter (each an “Anniversary Date”), the Board of Directors of the Bank may extend the Agreement an additional year such that the remaining term of the Agreement shall be thirty-six (36) months, unless Executive elects not to extend the term of this Agreement by giving written notice in accordance with Section 15 of this Agreement.”

3. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Employment Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

4. Governing Law. This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Hawaii applicable to contracts entered into and to be performed entirely within the State of Hawaii, except to the extent that federal law controls,

5. Counterparts, This Amendment may be executed in two or more counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Bank and the Executive have duly executed this First Amendment as of the day and year first above written

TERRITORIAL SAVINGS BANK

By:	/s/ Harold Ohama
Name:	Harold Ohama
Title:	Chairman of the Compensation Committee

/s/ Vernon Hirata
Vernon Hirata, Executive

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